Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

PURSUANT TO SECTION 10 OF THE MARSHALL ISLANDS

LIMITED PARTNERSHIP ACT

The undersigned, Raymond E. Simpson, Attorney-in-Fact of NAVIOS MARITIME HOLDINGS, INC., acting in its capacity as sole member of NAVIOS GP L.L.C., the General Partner of NAVIOS MARITIME PARTNERS L.P., for the purpose of forming a Limited Partnership hereby certify:

1.	The name of the Limited Partnership is NAVIOS MARITIME PARTNERS L.P.
2.

The registered address of the Limited Partnership in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960. The name of the Limited Partnership’s Registered Agent in the Marshall Islands upon whom process may be served at such address is The Trust Company of the Marshall Islands, Inc.

3.	The name and the business, residence or mailing address of the sole general partner is:

Name:	NAVIOS GP L.L.C.
Address:	85 Akti Miaouli
GR185 38 Piraeus, Greece
4.	The name and title of the person authorized to sign this Certificate of Limited Partnership for the general partner is Raymond E. Simpson, Attorney-in-Fact of its sole member.

IN WITNESS WHEREOF, the undersigned has/have executed this Certificate of Limited Partnership on this 6th day of August 2007.

NAVIOS GP L.L.C. By: NAVIOS MARITIME HOLDINGS, INC., its Sole Member
By:	/s/ Raymond E. Simpson
Raymond E. Simpson Attorney-in-Fact